Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Chapman, Chief Financial Officer
(860) 236-6320

ARCADE ACQUISITION CORP.

COMPLETES INITIAL PUBLIC OFFERING

New York, New York, May 31, 2007 — Arcade Acquisition Corp. (OTC Bulletin Board: ACDQU) announced today that it consummated its initial public offering of 7,500,000 units on May 25, 2007. Each unit consists of one share of common stock and one warrant.  The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $60,000,000.  In addition, the Company consummated a private placement of 2,000,000 warrants at $1.00 per warrant to an entity affiliated with its management team. The initial public offering and the private placement generated aggregate gross proceeds of $62,000,000.  Morgan Joseph & Co. Inc. and acted as the book running manager and Legend Merchant Group, Maxim Group LLC and GunnAllen Financial, Inc. acted as co-managers.

Of the proceeds received from the consummation of the initial public offering and the private placement of warrants, $59,150,000 (or approximately $7.89 per unit sold in the initial public offering) was placed in trust.  Audited financial statements as of May 25, 2007 reflecting receipt of the proceeds of the initial public offering and the private placement have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

Arcade Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business.  Its efforts in identifying a prospective target business will not be limited to a particular industry or to any geographic location.

Information about this offering is available in the prospectus filed with the Securities and Exchange Commission, a copy of which may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, New York, New York 10020.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.